Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Energizer Holdings, Inc. of our report dated November 16, 2018 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Energizer Holdings, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2018. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

St. Louis, Missouri

January 14, 2019